EXHIBIT 1(a)(i)

Preliminary draft for discussion

THIS DOCUMENT IS AN INITIAL DRAFT SUBJECT TO CHANGES AND COMPLETION. IT WAS FILED WITH THE CVM FOR THE EXCLUSIVE PURPOSE OF ANALYSIS AND REQUIREMENTS BY SUCH COMMISSION. THIS DOCUMENT, THEREFORE, IS NOT AN INVITATION TO BID AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF OFFERS TO SELL, SECURITIES IN BRAZIL, THE UNITED STATES OF AMERICA OR IN ANY OTHER JURISDICTION. ANY SUCH INVITATION, OFFER OR SOLICITATION WILL OCCUR ONLY THROUGH A DEFINITIVE NOTICE OF PUBLIC TENDER OFFER. INVESTORS AND POTENTIAL INVESTORS IN CPFL ENERGIA S.A. SHOULD NOT MAKE ANY INVESTMENT DECISION BASED ON THE INFORMATION INCLUDED IN THIS DRAFT.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer (as defined below) is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares (as defined below) or ADSs (as defined below) in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Shares and/or ADSs in any such jurisdiction.

Holders of Shares or ADSs in the United States should read the Important Notice to United States Holders on the immediately following page.

NOTICE OF PUBLIC TENDER OFFER FOR THE ACQUISITION

OF COMMON SHARES ISSUED BY

[Global Note: Wording of this Form of Notice to be adjusted as the result of the Appraisal Report.]

[CPFL’s Logo]

CPFL Energia S.A.

CNPJ/MF: 02.429.144/0001-93

NIRE: 35.300.186.133

ISIN Code: BRCPFEACNOR0

Common Shares: CPFE3

ON ACCOUNT AND AT THE ORDER OF

State Grid Brazil Power Participações Ltda.

CNPJ/MF: 26.002.119/0001-97

INTERMEDIATED AND ADVISED BY

[Santander’s Logo]	[BofA Merrill Lynch’s Logo]

This Notice is a free translation to English, prepared only for the convenience of the reader, of the Edital published in the Federative Republic of Brazil in the Portuguese language. The original Portuguese version shall prevail in case of any discrepancy with this free translation to English.

IMPORTANT NOTICE TO UNITED STATES HOLDERS:

The Offer described in this Notice (as defined below) is being made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the U.S. Exchange Act and is for the securities of a company organized under the laws of the Federative Republic of Brazil. U.S. holders of Shares (as defined below) and/or ADSs (as defined below) should be aware that the Offer is subject to disclosure and procedural requirements of the Federative Republic of Brazil that are different from those of the United States. Financial information included in this document was extracted from financial statements prepared in accordance with Brazilian accounting standards that may not be comparable to the financial statements of United States companies.

None of the U.S. Securities and Exchange Commission, or any state securities commission, has: approved or disapproved the Offer; passed upon the merits or fairness of the Offer; or passed upon the adequacy or accuracy of the information contained in this document.

Holders of Shares and/or ADSs should be aware that, prior to and/or during the period of the Offer, the Offeror (as defined below) and/or its affiliates, directly or indirectly, may bid for or make purchases of or make arrangements to purchase Shares, or related securities, in each case as permitted by applicable law and regulation in Brazil. State Grid Brazil (as defined below) will announce any such bids for, purchases of, or arrangements to purchase Shares or related securities outside the Offer that are made prior to the expiration of the Offer by causing CPFL Energia S.A. to publish notice thereof by material fact in Brazil and by causing CPFL Energia S.A. to publish comparable disclosure thereof in the United States on Form 6-K.

Holders of Shares and/or ADSs in the United States should be aware that the disposition of their Shares and/or ADSs may have tax consequences both in the United States and in the Federative Republic of Brazil. Such consequences for holders who are resident in, or citizens of, the United States are not fully described fully herein and such holders are encouraged to consult their tax advisors.

BANCO SANTANDER (BRASIL) S.A., a financial institution with headquarters in the City of São Paulo, State of São Paulo, at Avenida Presidente Juscelino Kubitschek, nº 2.041 and 2.235 (Bloco A), enrolled with the Taxpayer Identification Number (“CNPJ/MF”) under No. 90.400.888/0001-42, as the leading intermediary institution (“Santander”) and BANK OF AMERICA MERRILL LYNCH BANCO MÚLTIPLO S.A., a financial institution with headquarters in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, nº 3.400, 18th floor, enrolled with the CNPJ/MF under number 62.073.200/0001-21 (“BofA Merrill Lynch” and, together with Santander, “Intermediary Institutions”), on account and at the order of STATE GRID BRAZIL POWER PARTICIPAÇÕES LTDA., a limited liability corporation with headquarters in the City of São Paulo, State of São Paulo, at Avenida Paulista, nº 726, conj. 1207, room 04, enrolled with the CNPJ/MF under No. 26.002.119/0001-97 (“State Grid Brazil” or the “Offeror”), a subsidiary of STATE GRID INTERNATIONAL DEVELOPMENT LIMITED., a corporation dully incorporated under the laws of Hong Kong with headquarters in Suite 1304, 13F Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong (“State Grid”), hereby announces to the shareholders that own issued and outstanding common shares, including common shares represented by American Depositary Shares (“ADSs”), issued by CPFL ENERGIA S.A. (collectively, “Shares”), a public corporation with headquarters in the City of São Paulo, State of São Paulo, at Rua Gomes de Carvalho, nº 1.510, conj. 142, enrolled with the CNPJ/MF under No. 02.429.144/0001-93, with its corporate acts registered with the São Paulo Board of Trade under NIRE nº 35.300.186.133 (“Company” or “CPFL”), the unified public tender offer to acquire up to all the Shares (the “Offer” or the “Tender Offer”), considering the transfer of control of the Company, according to article 254-A of Law No. 6,404, dated as of December 15, 1976, as amended (“Law 6,404”), and, for the purpose of cancelling of the Company’s registration as publicly held company with the Brazilian Securities Comission (Comissão de Valores Mobiliários) (“CVM”) under class “A” upon its conversion into class “B”, under the terms of CVM Instruction No. 480, dated as of December 7, 2009, as amended (“CVM Instruction 480” and “Class Conversion”, respectively), and the delisting of the Company from BM&FBOVESPA’s special listing segment for securities trading called Novo Mercado (“Novo Mercado” and “Novo Mercado Delisting”, respectively), under the provisions set forth in this Notice of Public Tender Offer for the Acquisition of Common Shares issued by CPFL Energia S.A. (“Notice”), according to (i) Law No. 6,385, dated as of December 7, 1976, as amended (“Law 6,385”), (ii) Law 6,404, (iii) the Company´s by-laws, and (iv) the Novo Mercado Listing Rules of BM&FBOVESPA (“Novo Mercado Rules”), and subject to the rules of CVM Instruction No. 361, dated as of March 5, 2002, as amended (“CVM Instruction 361”), pursuant to the following terms and conditions.

1.	OFFER

1.1

Notice Information: This Notice was prepared with information provided by the Offeror (unless where stated expressly otherwise) in order to comply with CVM Instruction 361, providing the shareholders of the Company with elements deemed necessary to take an informed and independent decision regarding the acceptance of the Offer.

1.2	Background: On July 1, 2016, as disclosed by CPFL, pursuant to a material fact on such date, one of its then-controlling shareholders, Camargo Corrêa S.A. (“CCSA”), received a proposal from State Grid for the acquisition of the totality of the shares of CPFL held directly or indirectly by CCSA that were bound to CPFL’s shareholders’ agreement dated as of March 22, 2002, as amended (“Shareholders’ Agreement”).

In this regard, CCSA and State Grid entered into a binding Letter Agreement in respect of the potential acquisition, by one or more State Grid affiliates incorporated under the laws of Brazil, of two hundred and thirty-four million, eighty-six thousand, two hundred and four (234,086,204) shares issued by CPFL and owned by CCSA’s subsidiary, ESC Energia SA (“ESC”), that were bound to the Shareholders’ Agreement (“ESC Shares”), representing, approximately, 23% (twenty-three percent) of CPFL’s capital stock.

As disclosed by a material fact issued by CPFL on September 2, 2016, CCSA, ESC, State Grid and State Grid Brazil executed a Share Purchase Agreement (“SPA”) on September 2, 2016, the terms and conditions of which provide for: (i) the direct or indirect sale (through the sale of shares representing 100% (one hundred percent) of ESC’s capital stock) of the ESC Shares, for the acquisition price of twenty five Reais (R$25.00) per share of CPFL (“Original Price per Share”); and (ii) the direct sale, also at the Original Price per Share, of five million, eight hundred and sixty-nine thousand, eight hundred and seventy-six (5,869,876) shares issued by CPFL and held directly by CCSA, that were received as share dividends (bonificação em ações) on the shares bound to the Shareholders’ Agreement, representing, approximately, 0.58% (fifty eight hundredths percent) of the capital stock of CPFL (“CCSA Shares”). Also on September 2, 2016, State Grid announced its intention to commence this Offer, assuming that the transaction closing ultimately occurred with respect to a sufficient number of CPFL shares.

Under the terms of the SPA, the Original Price per Share was subject to the following adjustments: (i) the sum of approximately R$0.001879503 (corresponding to 80% (eighty percent) of the consolidated net profit per share of CPFL for the fiscal year ended December 31, 2015 divided by 366) per day, from and including January 1, 2016 to and including the closing date of the Transaction (as defined below); and (ii) the subtraction of any amount per share distributed by CPFL to its shareholders as dividends or other cash distributions (or declared by CPFL to its shareholders) on or after January 1, 2016 and prior to the closing of the Transaction (except for the cash dividend declared on April 29, 2016).

The SPA also set forth certain conditions precedent to the completion of the Transaction, among which were obtaining necessary approvals from the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica) (“CADE”) and from the National Electric Energy Agency (Agência Nacional de Energia Elétrica) (“ANEEL”). In accordance with the provisions of the Shareholders’ Agreement, following the execution of the SPA, CPFL’s shareholders that were parties to the Shareholders’ Agreement were entitled to exercise either (a) their right of first refusal to acquire all of the shares subject to the Transaction that were bound to the Shareholders’ Agreement; or (b) their tag along right to sell alongside CCSA and CCSA’s relevant subsidiaries, all of the shares issued by CPFL held by them that were bound to the Shareholders’ Agreement, as well as the share dividends received on such CPFL’s shares as from January 1st, 2016, at the same per share price, and subject to the same conditions offered to CCSA.

On September 22, 2016, CPFL disclosed a material fact informing that the decision of the CADE General Superintendent (Superintendente Geral do CADE) was published in the Official Gazette of the Brazilian Government, approving, without restriction, Concentration Act No. 08700.006319/2016-39, authorizing the Transaction and the public tender offer, under the terms described above.

On September 23 and 28, 2016, CPFL disclosed material facts informing that the tag along rights had been exercised by the Bank of Brazil Employees’ Pension Fund (Caixa de Previdência dos Funcionários do Banco do Brasil – Previ) (“Previ”) and by Energia São Paulo Fundo de Investimento em Ações (“Energia SP”), along with Energia SP’s respective investors: Fundação CESP, Fundação Sistel de Seguridade Social, Fundação Petrobras de Seguridade Social – PETROS and Fundação SABESP de Seguridade Social — SABESPREV (the investors of Energia SP, the “Bonaire Shareholders”, and, together with CCSA and its relevant subsidiaries and Previ, the “Selling Shareholders”), to sell, alongside CCSA and/or its relevant subsidiaries, all of their shares bound to the Shareholders’ Agreement, as well as the share dividends received on such CPFL’s shares as from January 1, 2016 (the shares to be sold by Previ and by the Bonaire Shareholders, together with the CCSA Shares and ESC Shares, “Sold Shares”). On October 6, 2016 and October 13, 2016, respectively, Previ and the Bonaire Shareholders acceded to the SPA in the position of sellers (the sale of the Sold Shares by the Selling Shareholders, the “Transaction”).

On December 13, 2016, CPFL disclosed in a material fact that the last condition precedent to the closing of the Transaction, the approval by ANEEL of the transfer of the shares issued by CPFL and held by the Selling Shareholders to State Grid Brazil, had been satisfied.

Accordingly, on January 23, 2017, as disclosed by CPFL in a material fact dated that same date, the Transaction was closed on such date and as a result, State Grid Brazil acquired from the Selling Shareholders, directly and indirectly, five hundred million, one hundred and sixty four thousand and eight hundred and seventeen (556,164,817) common shares issued by CPFL, representing, approximately, 54.64% (fifty four point sixty four percent) of its voting and total capital stock, at a price, after the adjustments described above, of R$25.51 (twenty five Reais and fifty one cents) per share (“Price per Share of the Transaction”), totaling approximately R$14.19 billion. The Price per Share of the Transaction was paid in cash, in Brazilian currency, on the closing date.

For the avoidance of doubt, the ESC Shares were acquired indirectly by State Grid Brazil by means of the acquisition of shares representing 100% (one hundred percent) of the capital stock of ESC. The implicit value paid for each share of CPFL held by ESC corresponded to the Price per Share of the Transaction, given that: (a) ESC was the record and beneficial owner of 234,086,204 shares issued by CPFL; (b) State Grid Brazil paid for the shares representing 100% (one hundred percent) of ESCs capital stock the Price per Share of the Transaction times 234,086,204; and (c) on the closing date, ESC had no other relevant assets or liabilities other than the shares of CPFL.

Additionally, pursuant to the material fact of February 16, 2017, CPFL disclosed State Grid Brazil’s intention to cancel CPFL’s registration as a class “A” issuer in Brazil, to delist the Company from the Novo Mercado and, on a yet-to-be-established timetable, to cause the ADS deposit agreement to be terminated and to cause CPFL to delist from the New York Stock Exchange and deregister as a public company in the United States.

Hence, on [•] [•], 2017, a Board of Directors’ meeting of CPFL was held and a list of the following first tier financial institutions was approved: (i) [•]; (ii) [•]; and (iii) [•]. The names of these financial institutions, which specialize in the economic valuation of public companies were submitted to the shareholders’ meeting of the Company in order for the holders of Outstanding Shares (as defined below) to appoint the financial institution to be responsible for preparing the independent valuation report of the economic value of the shares issued by the Company (“Appraisal Report”), for the purposes of the Class Conversion and the Novo Mercado Delisting, in accordance with Law 6,404, CVM Instruction 361 and the Novo Mercado Rules.

On [•] [•], 2017, the following matters were approved by the Company’s shareholders meeting: (i) appointment of [•] (“Appraiser”), to prepare the Appraisal Report; (ii) Class Conversion of the Company, subject to reaching the 2/3 Acceptance Quorum, as defined in item 1.6 below; and (iii) Novo Mercado Delisting of the Company, which will occur independently of the Class Conversion.

1.3

Reasons for the Offer: As a result of the sale, by the Selling Shareholders of a controlling interest in the Company, the Offeror is required, pursuant to article 254-A of Law 6,404 and article 29 of CVM Instruction 361, to launch a transfer of control tender offer to acquire all other common shares issued by the Company.

1.3.1

The Offeror clarifies that the Class Conversion and the Novo Mercado Delisting will benefit the Company and its minority shareholders, considering that: (i) the Offer represents a liquidity opportunity for the minority shareholders at the Price per Share of the Transaction, which is within the valuation range determined by the independent Appraisal Report, pursuant to item 2.1 below; (ii) the requirement that shares representing, at least, 25% (twenty-five percent) of the Company capital stock must remain as free float as required by the Novo Mercado Rules might no longer be met following the settlement of the Tender Offer, and the delisting from Novo Mercado is required to assure that the Company will not be in default of the Novo Mercado Rules for reasons beyond the control of the Company and of the Offeror; (iii) the Company does not intend, in the near future, to access the stock market for the issuance of shares in order to finance its activities; and (iv) the maintenance of CPFL’s registration as a publicly held company with CVM under class “A” and of its listing in Novo Mercado implies in a series of costs and efforts that the Offeror understands to be better allocated in pursuing its corporate purposes.

Additionally, in the Offeror´s view there is no foreseeable material change regarding the Company’s activities and its economic-financial performance due to the launching of the Offer; and the liquidity events set forth in the Company’s business plan will not be adversely affected by the Offer.

1.4

Registration and Authorization of the Offer and Authorization of the Auction: The Offer, under the terms in which it is structured, was approved by and registered with the CVM, on [•] [•], 2017, under No. [•]. BM&FBOVESPA authorized the Auction for the Offer in its trading system, on [•] [•], 2017.

1.5

Legal, Regulatory and Corporate Basis: The Offer will comply with, as applicable, articles 4º, § 4th, and 254-A of Law 6,404, articles 16 et seq and 29 et seq., as well as other applicable regulatory general procedures of CVM Instruction 361, chapters VIII, X and XI of the Novo Mercado Rules and chapters VII, VIII and IX of the Company’s By-Laws.

1.6

Class Conversion: Under the terms and in accordance with the legislation and regulations indicated in item 1.5 above, the Class Conversion will only be carried out if holders of more than 2/3 (two thirds) of the Class Conversion Shares (as defined in item 1.8 below) accept the Offer or expressly agree to the Class Conversion (“2/3 Acceptance Quorum”). The accepting or accompanying shareholders of the Offer will be those shareholders holding Outstanding Shares that (a) qualify for the Offer in accordance with Section 3 below and sell the Outstanding Shares (as defined in item 1.8 below) held by them in the Offer, as provided in item 3.11.1 below; or (b) expressly agree to the Class Conversion, without selling its Outstanding Shares, pursuant to item 3.11.2 below (“Accompanying Shareholders”).

1.6.1

If the 2/3 Acceptance Quorum is not reached in the Auction, the Company will keep its registration as a publicly held company, class “A”, but will no longer have its securities listed on the BM&FBOVESPA special listing segment of Novo Mercado, since the delisting from the Novo Mercado does not require the acceptance of a minimum percentage of shareholders to be effected.

1.7

Outstanding Shares: Outstanding shares are all shares issued by the Company, except for shares (i) held, directly or indirectly, by the Offeror; (ii) held by the Offeror’s related parties; (iii) held by the Company’s management; and (iv) the shares held in treasury by the Company. Thus, outstanding shares correspond to [•] common shares (position in [•] [•], 2017) (“Outstanding Shares”).

1.8

Class Conversion Shares: The Class Conversion Shares are comprised by (i) Outstanding Shares held by the Accompanying Shareholders and (ii) Outstanding Shares held by the Disagreeing Shareholders, as set forth in item 3.11.3 below (“Class Conversion Shares”).

1.8.1	Shares held by Related Parties: The Intermediary Institutions will make sure that none of the shares issued by the Company and held by related parties of the

Offeror or by the members of the Company’s management, will be computed for purpose of reaching the 2/3 Acceptance Quorum.

1.9

Shares Subject to the Offer: The Offeror, represented in the Auction (as defined in item 3.1 hereafter) by [Santander Corretora de Câmbio e Valores Mobiliários S.A.], is willing to acquire the Outstanding Shares and all the shares issued by the Company and held by the members of the Company’s management (“Shares Subject to the Offer”).

1.10

No Restriction over Shares: The Shares Subject to the Offer, in order to be acquired in accordance with this Offer, must be free and clear of any in rem guarantee, lien, charge, usufruct or other encumbrance to their free circulation or transfer that can prevent immediate exercise by the Offeror of the full ownership rights over the Shares, the political rights or rights of any other nature attaching to the Shares, in full compliance with the trading regulations of the BOVESPA Segment Operational Regulation (Regulamento de Operações do Segmento Bovespa) and of the BOVESPA Segment Compensation, Settlement and Risk Management Operational Regulation (Regulamento de Operações da Câmara de Compensação, Liquidação e Gerenciamento de Riscos de Operações no Segmento Bovespa) and BM&FBOVESPA’s Central Securities Depository (Central Depositária de Ativos da BM&FBOVESPA) (“Central Depository of BM&FBOVESPA”).

1.11

Validity: This Tender Offer is valid for a period of thirty (30) days, starting on [•] [•], 2017, date of publication of this Notice, and ending on [•], [•], 2017, the date set forth in this Notice for the Auction, unless the CVM determines or authorizes a different period of time for the Auction, in which case such different period will be widely disclosed to the market by means of the disclosure of a material fact.

1.12

Consequences of Acceptance: Upon accepting this Offer, in accordance with Section 3 of this Notice, each Shareholder agrees to dispose of and effectively transfer the ownership of the Shares held by it, including all rights inherent to the Shares, free and clear of any judicial or extrajudicial liens or encumbrances, including preemptive rights or priority of acquisition of the Shares Subject to the Offer by any third party, against payment of the Purchase Price, in full compliance with the securities trading regulations of the Operational Procedures of the BOVESPA Segment Operational Regulation (Regulamento de Operações do Segmento Bovespa) and of the BOVESPA Segment Compensation, Settlement and Risk Management Operational Regulation (Regulamento de Operações da Câmara de Compensação, Liquidação e Gerenciamento de Riscos de Operações no Segmento Bovespa) and the Central Depository of BM&FBOVESPA.

1.13

Change or Revocation of the Offer: The Offer is irrevocable as of the date of publication of this Notice. However, the Offeror may request the CVM, pursuant to the provisions of article 5, § 2nd, III, of CVM Instruction 361, for authorization to modify or revoke the Offer: (1) (a) upon the occurrence of a substantial superseding and unforeseeable change in the circumstances existing on this date, causing a material increase in the risks borne by the Offeror; and (b) provided that the Offeror proves that the actions and transaction that have triggered the obligation to perform the Tender Offer will be ineffective if the revocation is approved, under the terms of this item 1.13.

In this case, the Offeror may modify or withdraw the Tender Offer, if previously and expressly authorized by the CVM, [or (2) only regarding the Class Conversion and the Novo Mercado Delisting, pursuant to article 5, § 1st, of CVM Instruction 361, in the event of revision of the Purchase Price in accordance with the procedure established in article 4-A of the Law 6,404].

1.13.1

Any modification to the Tender Offer following the publication of this Notice will require prior and express approval by the CVM, except if such modification causes or results in an improvement of the Tender Offer for the benefit of the holders of the Shares Subject to the Offer.

1.13.2

If the Offeror elects to voluntarily modify the Tender Offer, it shall (a) request that the Company discloses a material fact, which shall identify and describe such changes (approved by the CVM or not, as the case may be) and, if necessary, inform the remaining period of validity of the Tender Offer and the date on which the new Auction will take place, such new date shall comply with item 1.13.3 below; and (b) publish an amendment to the Notice, in accordance with CVM Instruction 361.

1.13.3

The new date for the Auction, when applicable, shall comply with the following deadlines: (a) if the modification of the Tender Offer results from an increase in the price, the Auction shall be carried out after at least ten (10) days from the publication of the amendment to the Notice, in any other case, the Auction will be held after at least twenty (20) days from the publication of the amendment, and the Auction Date may be maintained if such deadlines are respected; and (b) within a maximum period of thirty (30) days from the publication of the amendment or forty-five (45) days from the publication of the Notice (i.e., [•] from [•] [•], 2017), whichever occurs last.

1.14

Novo Mercado Delisting: The delisting of the Company from Novo Mercado was approved by the Company’s shareholders in a shareholders’ meeting held on [•] [•], 2017. Therefore, the Novo Mercado Delisting is conditioned only to the performance of this Offer, and the Company will no longer be listed on the Novo Mercado on the following day of the Auction, regardless of the results of this Offer.

1.15

Manifestation of the Company’s Board of Directors: Under the terms of item 4.8 of the Novo Mercado Rules and the Circular Letter 020/2013-DP issued by BM&FBOVESPA (Ofício Circular 020/2013-DP), the Company’s Board of Directors will prepare and disclose, within fifteen (15) days after the publication of this Notice, a substantiated opinion regarding the terms and condition of the Offer.

2.	OFFER PRICE

2.1.

Offer Price: The price to be paid per common share is R$ [•] (“Purchase Price”), to be adjusted as per item 2.2 below. Pursuant to article 254-A of Law 6,404 and item 8.1 of Novo Mercado Rules, the Offeror is required to launch this Offer to acquire up to the total of the Shares Subject to the Offer, at a price at least equal to 100% (one hundred percent) of the amount paid to the Selling Shareholders, former controlling shareholders of the Company. Additionally, the Purchase Price also complies with the requirements of article 4, §4th of Law 6,404, article 8 and Annex III of CVM Instruction 361 and item 10.1 of the Novo Mercado Rules.

2.1.1.

Fair Price: In the judgment of the Offeror, as provided in article 16, I of CVM Instruction 361, the Purchase Price is fair, since it was the price negotiated by independent parties in the Transaction that resulted in the transfer of a controlling interest in the Company. Additionally, the Purchase Price is within the fair market value range of the Company’s shares, in accordance with the valuation prepared by the Appraiser, supported by an Appraisal Report, specifically prepared for this purpose, independently, by a financial institution with proven experience in the Brazilian capital market (“Fair Market Value Range”).

2.1.2.

Trading with the Shares Subject to the Offer: Pursuant to article 15-B of CVM Instruction 361, the Offeror declares herein that no transactions were made by or on behalf of the Offeror with the Shares Subject to the Offer between January 23, 2017 and the date of publication of this Notice.

2.1.3.

Article 19 of CVM Instruction 361: In compliance with article 19 of CVM Instruction 361, the Offeror declares herein that there was no public or private subscription of shares issued by the Company in the last year.

2.2.

Purchase Price Adjustment: The Purchase Price will be adjusted by the Selic Rate (Taxa Referencial do Sistema Especial de Liquidação e Custódia) (“Selic Rate”) variation, calculated on a pro rata temporis basis, from the closing of the Transaction, January 23, 2017 (exclusive), until the Settlement Date (as defined in item 4.5 below) (inclusive). For the period between up to three (3) business days prior to the Auction Date to the Settlement Date, the adjustments will be calculated based on the most recent Selic Rate available, and the price informed to BM&FBOVESPA will be final.

2.2.1

Selic Rate Extinction: In the event of extinction or non-disclosure of the Selic Rate for more than thirty (30) days, the replacement index will be applied. In the absence of such index, the average Selic Rate of the twelve (12) months previously disclosed will be applied.

2.2.2.

Adjustments for Dividends and Interest in Shareholders Equity: In the event that, between January 23, 2017 and the Auction Date, the Company declares any dividends or interest on shareholders’ equity (juros sobre capital próprio), the shareholders that are registered as owners or beneficial owners of the common shares issued by the Company on the date of such declaration will be entitled to such dividends or interest on shareholders’ equity. Hence, the Purchase Price will be reduced by the amount of dividends or interest on shareholders’ equity declared by the Company until the Auction Date.

2.2.3.

Adjustment for Changes in the Number of Shares Subject to the Offer: In case CPFL’s capital stock is altered from the date of this Notice and until the Auction Date due to stock splits, reverse stock splits, share dividends and/or other similar corporate transactions carried out by the Company, the Purchase Price shall be adjusted in accordance with the resulting number of Shares following such alteration of the capital stock.

2.2.4.

Rounding: If the Purchase Price, after the adjustments provided for in this Notice, results in an amount with more than two (2) decimal places, the decimal places from the third (including) onwards will be disregarded, without any rounding.

2.2.5.

Publication of Material Fact Regarding Changes to the Purchase Price: In the occurrence of any of the items above, the Offeror shall cause the Company to disclose a material fact regarding any adjustments to the Purchase Price, informing the new Purchase Price, with two (2) decimal digits, to the market and to the Officer of Operations of BM&FBOVESPA, up to one (1) business day prior to the Auction Date.

2.2.6.

Payment of Purchase Price: The Purchase Price shall be paid in cash to the shareholders that accepted the Offer in Brazilian currency and in accordance with the procedures of the BOVESPA Segment Chamber of Compensation and Settlement of BM&FBOVESPA.

2.2.7.

Information to BM&FBOVESPA: The Offeror will, by means of a written notice, inform the Officer of Operations of BM&FBOVESPA, at least three (3) business days prior to the Auction Date, of the final Purchase Price for the Auction, duly adjusted.

2.3.

The Offeror, by means of this Notice, informs the shareholders that the Purchase Price is the maximum price that the Offeror is willing to pay for each Share Subject to the Offer. Therefore, the Purchase Price must not be increased by the Offeror during the Offer, except for purposes of Section 2.2 and item 4.2 of this Form of Notice. In case the Purchase Price is lower than the Fair Market Value Range, the Offeror reserves the right to only launch the mandatory tender offer to comply with article 254-A of Law 6,404 at the Purchase Price, and not launch the Offers for Class Conversion and Novo Mercado Delisting.

3.	OFFER PROCEDURE

3.1.

Qualification for the Auction: The Offer will be carried out through an auction conducted in the electronic trading system of the Bovespa segment of BM&FBOVESPA (“Auction”). The holders of Shares Subject to the Offer that wish to participate in the Auction must qualify to do so, from [•], 2017 (the date of publication of this Notice) until [6:00 p.m.] (Brasília time) on [•], 2017 (the last business day before the Auction Date, as defined below) (“Qualification Period”), with any brokerage firm authorized to operate in the BM&FBOVESPA (“Brokerage Firms”), to represent the shareholder at the Auction, according to the periods and procedures established by the items below. In order to proceed with the qualification to the Auction, the holders of the Shares Subject to the Offer must comply with the procedures required by the Brokerage Firms for such qualification.

3.1.1.

Preliminary Procedures: The holders of the Shares Subject to the Offer that intend to qualify for the Auction with any of the Brokerage Firms must have an account previously open at a Brokerage Firm, in order to comply with the time period provided in item 3.1 above. In case the holder of the Shares Subject to the Offer does not have an account open with one of the Brokerage Firms, such holder must open an account in a timely manner to comply with item 3.1 above, subject to specific procedures of each Brokerage Firm, as well as the requirements established by the BOVESPA Segment Compensation, Settlement and Risk Management Operational Regulation (Regulamento de Operações da Câmara de Compensação, Liquidação e Gerenciamento de Riscos de Operações no Segmento Bovespa) and by the Central Depository of BM&FBOVESPA.

3.2.

Documents Necessary to Qualification. In order to qualify for the Auction, a holder of Shares Subject to the Offer must (i) have an account previously open at a Brokerage Firm or arrange for the opening of an account in a timely manner to comply with the deadline mentioned in Section 3.1 above, subject to specific procedures of each Brokerage Firm; and (ii) consult the Brokerage Firm regarding the necessary documents for the qualification for the Tender Offer. It is recommended that such holder of Shares Subject to the Offer presents him/her/itself in person or by proxy at the Brokerage Firm, with the respective register updated or with certified copies of the documents indicated below, as the case may be, provided that for purposes of registry information, additional information and/or documents may be requested, at the discretion of each Brokerage Firm:

a)           Individual: certified copy of the taxpayer enrollment card (“CPF/MF”), of the identity card and of the proof of residence. Representatives of minors, people declared incompetent to manage their own affairs and holders of the Shares Subject to the Offer represented by proxies must present the documentation granting powers of representation and certified copies of the CPF/MF and of the identity card of the representative. Representatives of minors and people declared incompetent to manage their own affairs must also present their respective judicial authorization;

b)           Legal Entities: certified copy of the most recent consolidated By-Laws or articles of association, as applicable, CNPJ/MF enrollment card, documentation granting powers of representation and certified copies of the CPF/MF, identity card and proof of residence of its representatives. Shareholders resident abroad may be required to present other representation documents;

c)           4,373 Investor: shareholders that have invested in the common shares issued by the Company through the mechanism established by Resolution 4,373 of the Brazilian

Monetary Council (“CMN”), dated September 29, 2014 (“Resolution 4,373”), which revoked and substituted the Resolution CMN No. 2,689, dated as of January 26, 2000 (“4,373 Investors”), must present to their Brokerage Firm, before the Auction Date, a document attesting its registration with CVM and with the Brazilian Central Bank (in the latter case, the so called RDE-Portfolio number) as well as an excerpt of custody attesting to the number of Shares it holds and, as applicable, the number of Shares that it will sell at the Auction. In case the 4,373 Investor is a foreign individual, it must present, apart from the abovementioned documentation, a certified copy of its registration number with the CPF/MF. The 4,373 Investor is the sole responsible for consulting with its legal advisors, representatives and/or custodian agents in relation to all tax matters of its participation in the Auction (previously to the qualification or acceptance of the Offer);

d)          4,131 Investor: The 4,131 Investor must present to their accredited Brokerage Firm, before the Auction Date, in addition to the abovementioned documents: (i) a statement containing the number of Shares Subject to the Offer intended for sale on the Auction; (ii) authorization for the Company to register the transfer of Shares Subject to the Offer sold to the Offeror in the Electronic Declaratory Registry –Direct Foreign Investment (Registro Declaratório Eletrônico – Investimento Estrangeiro Direto - RDE-IED) of the Brazilian Central Bank, after the Settlement Date, including, in such authorization, the information and data necessary for such registration; (iii) power of attorney granting powers to the Intermediary Institutions to execute all documents and take all actions necessary to enable the foreign-exchange transactions; and (iv) the number of the Direct Foreigner Investment (IED) of the Brazilian Central Bank and proof of investment in the Company, by means of the screen of the Direct Foreigner Investment (IED) of the Brazilian Central Bank. The 4,131 Investors may be required to present documents that attest the representation powers of its legal representatives. The 4,131 Investor is solely responsible for consulting its legal advisors, representatives and/or custodian agents regarding all tax matters related to its participation in the Auction (previous to its qualification for the Auction or acceptance of the Offer); and

e)          Universality of Rights (such as estates and investment funds): representative´s address, telephone, e-mail and certified copy of the documentation granting powers of representation necessary for such representative manifest the will of the holder of the Shares Subject to the Offer for purposes of this Offer. The shareholder shall provide the applicable judicial authorizations (if necessary) and documentation granting powers of representation, in order to participate in the Auction and sell their shares, as well as certified copies of the CPF/MF and identity card.

3.2.1.

The Offeror, by means of this Notice, informs the holders of the Shares Subject to the Offer intending to qualify for the Auction that the proceedings related to the verification of documents and transfer of Shares Subject to the Offer described above are subject to internal rules and proceedings of the respective Brokerage Firms, of the custodian agents, representatives of the 4,373 Investors and of BM&FBOVESPA. The holder of the Shares Subject to the Offer that wishes to qualify for the Auction shall timely take all the measures described herein in order to do so.

3.3.

Shares Subject to the Offer Held in Custody of the Custodian Agent: holders of the Shares Subject to the Offer that wish to qualify for the Auction must take all measures necessary to, on the Auction Day, be qualified for the Auction by becoming accredited with any Brokerage Firm, under the terms of item 3.2 above, in order to allow the transfer of their shares held in custody on [Banco do Brasil S.A.], depositary institution of the Company´s shares (“Custodian Agent”) to the Central Depository of BM&FBOVESPA.

3.4.

Compliance with Deadlines: Each holder of Shares Subject to the Offer shall take all the necessary measures so that (a) the deposit of all their Shares Subject to the Offer is timely made with the Central Depository of BM&FBOVESPA, in order to allow their qualification for the Auction, subject to the procedures of the Brokerage Firms and pursuant item 3.4.1 and item 3.5 below, and (b) the transfer of their Shares Subject to the Offer, from the Custodian Agent to the Central Depository of BM&FBOVESPA occurs and is finalized by [6:00 pm] (Brasília time) on the business day immediately preceding the Auction. The holders of Shares Subject to the Offer must meet all requirements for trading the shares established in the BOVESPA Segment Operational Regulation.

3.4.1.

Loan/Lease of Shares Subject to the Offer: the shareholders holding Shares Subject to the Offer with positions as lessors in asset lending agreements that wish to participate in the Auction of this Offer must observe the following procedures:

(i)

Agreements with Early Settlement Clause: the lessor shareholder must request the settlement, through the BTC (Banco de Títulos) system, of the Shares Subject to the Offer by the lessee, until [7:00 p.m.] (Brasília time) of D+3 of the request date, for requests made until [9:30 a.m.] or until [7:00 p.m.] (Brasília time) of D+4 of the request date, for requests made after [9:30 a.m.]; and

(ii)

Agreements without Early Settlement Clause: the lessor shareholder must request the amendment of the agreement, through the BTCNET system, in order to change the field “Early Settlement Grantor” from “NO” to “YES”. The modification to the early settlement of the lending agreement is conditioned to the acceptance by the lessee. In case the agreement is amended, the same procedure established for the agreements with early settlement clause shall be observed (as set forth in item “(i)” above).

3.4.2.

In the cases mentioned in items “(i)” and “(ii)” of item 3.4.1 above, the lessor shareholder shall receive the Shares in their custody account in a timely manner to allow the transfer to the portfolio [•] and to provide for all the other requirements established in this Notice for the conclusion of its qualification. In case of failure of the borrower in returning the Shares Subject to the Offer within the established deadline, BM&FBOVESPA’s usual procedures for handling asset loan/lease failures will be adopted.

3.5.	Forward Agreements of Shares Subject to the Offer: Shareholders with long positions on the forward market duly covered and that wish to participate in the Offer must observe the following procedures:

(i)	request the LPD (Liquidação por Diferença) of their positions on D-4 of the Auction Date and transfer such assets to the portfolio [•];

(ii)	request the LPDE (Liquidação por Diferença Especial) of their positions on D-3 of the Auction Date and transfer such assets to the portfolio [•]; and

(iii)

request the LA (Liquidação Antecipada) of their positions on D-2 of the Auction Date and transfer such assets to the portfolio [•]. Only the parties of the agreement covered with the respective shares shall be allowed to request the settlements.

3.6.

Non-Fulfillment of Qualification Requirements: In addition to Section 3.4 above, in the event that any of the documents referred to on Section 3 of this Notice, as the case may be, of a holder of Shares Subject to the Offer that wishes to participate in the Offer is not duly and timely delivered to the Intermediary Institutions, in a form satisfactory to the Intermediary Institutions at their sole discretion, within the Qualification Period, such holder of the Shares Subject to the Offer will be deemed as not qualified to participate in the Offer pursuant to the terms of this Notice and such holder of Shares Subject to the Offer shall not be entitled to receive any amounts under the Offer (“Non-Qualified Shareholder”). Such event will be informed by the Intermediary Institutions to the Brokerage Firms that represent such shareholders and to BM&FBOVESPA before the Auction. In the event any Shares have already been transferred by the Non-Qualified Shareholder to the Offerors or to the Central Depository of BM&FBOVESPA, the Intermediary Institutions shall instruct the Central Depository of BM&FBOVESPA to return such Shares to the respective account of the Non-Qualified Shareholder within five (5) business days counted from the end of the Qualification Period. Neither the Offeror nor the Intermediary Institutions shall be liable for any losses, claims, damages or liabilities arising out of or based upon the failure by holder of Shares Subject to the Offer to comply with the qualification requirements established herein and, consequently, its exclusion from the Offer.

3.7.

The Shareholder that does not timely deliver all documents requested by their respective Brokerage Firms to qualify for the Auction or does not proceed in a timely manner for the deposit of Shares to be sold in the Offer to the Central Depository of BM&FBOVESPA, in accordance with the provisions herein, will not be able to participate in the Auction. In any event, BM&FBOVESPA shall not be held liable for the verification of the documents presented by the holder of Shares Subject to the Offer for qualification for the Auction.

3.8.	Qualified Shareholder: A Shareholder that qualifies to participate in the Auction under the terms of item 3.1 above is hereinafter referred to as “Qualified Shareholder”.

3.9.

Representations of the Qualified Shareholders: The holders of Shares Subject to the Offer qualified to participate in the Offer in accordance with the procedures described in this Notice, represents and warrants to the Offeror that they (i) are the beneficial owners of the Shares Subject to the Offer, (ii) are capable and permitted under the laws of their jurisdictions of residence and domicile to participate in this Offer and transfer their Shares pursuant to the terms and conditions set herein, and (iii) the Shares to be sold in the Offer are free and clear of any liens, security, preference, priority, usufruct or other forms of encumbrances that prevent the immediate exercise by the Offeror of its ownership, and declare the full compliance with the rules for trading shares in the BOVESPA Segment Operational Regulation (Regulamento de Operações do Segmento Bovespa).

3.10.

Acceptance: The acceptance of the Offer will be carried out by the respective Brokerage Firms, on behalf of each Qualified Shareholder that wishes to accept the Offer, upon registration of the sale order in the Auction.

3.11.	Manifestation regarding the Class Conversion: Holders of Outstanding Shares may manifest their agreement or disagreement with the Class Conversion, as established below.

3.11.1.

Consenting Shareholders that wish to sell their Outstanding Shares: Consenting Shareholders that wish to sell their Outstanding Shares in the Auction and that qualify with a Brokerage Firm to sell their Outstanding Shares will automatically be manifesting their agreement with the Class Conversion, and there is no need for any additional procedure in connection thereto.

3.11.2.

Consenting Shareholders that do not wish to sell their Outstanding Shares: The Shareholders that consent with the Class Conversion, but do not wish to sell their Outstanding Shares, must expressly indicate their consent with the Class Conversion by filing a form that can be obtained on the websites of BM&FBOVESPA, of the Intermediary Institutions and of the Company, as indicated in Section 9.1 below (“Manifestation Form”). Each Shareholder must fill the Manifestation Form stating that it: (i) agrees with the cancellation of the Company´s registration as a class “A” securities issuer and conversion into a class “B” securities issuer; and (ii) does not wish to sell to the Offeror its Outstanding Shares, acknowledging that its Outstanding Shares will be unavailable for selling until the Settlement Date (as defined in item 4.5 below) and, notwithstanding item 4.10 below, after the Class Conversion such shares will not be admitted in the market on which they were traded. Such Manifestation Form should be completed and delivered to the respective Brokerage Firm, by [12:00 a.m.] (Brasília time) on the business day prior to the Auction Date, which, in turn, must deliver it to the Officer of Operations of the BM&FBOVESPA by [01:00 p.m.] (Brasília time) on the Auction Date.

3.11.3.

Non-consenting Shareholders: The holders of Outstanding Shares, qualified to participate in the Auction that do not sell their Outstanding Shares in the Auction and that have not manifested their agreement with the Class Conversion, as indicated in item 3.11.2 above, will be deemed to oppose the Class Conversion and will be considered a non-consenting shareholder (“Disagreeing Shareholders”), without the need to take any additional action.

3.12.      Holders of ADSs. Holders of ADSs may participate in the Offer by following either of the two procedures described below.

3.12.1.

Tender of Common Shares Represented by ADSs through the Receiving Agent: If a holder of ADSs wishes to participate in the Offer, the holder may tender the common shares underlying its ADSs through [•], as receiving agent, prior to [•] (Brasília time) on [•], 2017 (“ADS Expiration Time”), in accordance with the instructions set forth below and in the accompanying ADS letter of transmittal. The receiving agent will surrender those ADSs to the ADS depositary and instruct a Brokerage Firm to tender the common shares underlying the ADSs into the auction. There is no separate tender offer being made in the United States to acquire ADSs.

Any holder of ADSs that wishes to tender the common shares underlying its ADSs through the receiving agent must either: (1) complete and sign the accompanying ADS letter of transmittal in accordance with the instructions contained therein and deliver that completed ADS letter of transmittal, the American Depositary Receipts (“ADRs”) evidencing the ADSs, if applicable, and all other required documents to the receiving agent to be received prior to the ADS Expiration Time; or (2) request its broker or other securities intermediary to effect the tender through the procedures of the depository trust company (“DTC”) by sending an agent’s message (as defined below) to the receiving agent’s account at DTC to be received prior to the ADS Expiration Time. Beneficial owners of ADSs holding through a broker or other securities intermediary must contact such entity to participate in the Offer.

Brokers and other securities intermediaries impose cutoff dates and times to give instructions to deliver ADSs and tender the underlying common shares that may be earlier than the ADS Expiration Time. Beneficial owners holding through brokers and other securities intermediaries should contact their brokers and other securities intermediaries to determine the cutoff date and time applicable to them.

Registered holders of uncertificated ADSs will not deliver ADRs evidencing their ADSs but must still deliver a signed ADS letter of transmittal and any other documents required by the ADS letter of transmittal.

Delivery of documents to DTC will not constitute delivery to the receiving agent

The ADS letter of transmittal accompanying this offer to purchase is to be properly completed and duly executed by ADS holders registered in the books of the ADS depositary. An agent’s message (as defined below) must be used if delivery of ADSs is to be made by book-entry transfer to an account maintained by the receiving agent at DTC pursuant to the procedures for book-entry transfer. ADRs evidencing ADSs together with a properly completed and duly executed ADS letter of transmittal (or an originally signed facsimile thereof) with any required signature guarantees and any other documents required by the receiving agent must be delivered to the receiving agent at one of its addresses set forth in the ADS letter of transmittal, or, in the case of a book-entry transfer through DTC, an agent’s message must be transmitted to the receiving agent, in each case to be received prior to the ADS Expiration Time. If ADRs are forwarded to the receiving agent in multiple deliveries, a properly completed and duly executed ADS letter of transmittal (or an originally signed facsimile thereof) must accompany each such delivery.

[Except as otherwise provided below, all signatures on the ADS letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Signature Program (MSP), or the Stock Exchanges Medallion Program (SEMP) or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (collectively, “Eligible Institutions”). Signatures on the ADS letter of transmittal need not be guaranteed (1) if the ADS letter of transmittal is signed by the registered holder of the ADSs representing the common shares tendered with it and that holder has not completed either Box 2: “Special Issuance Instructions” or Box 3: “Special Delivery Instructions” on the ADS letter of transmittal, or (2) if the common shares represented by ADSs are tendered for the account of an Eligible Institution.] The term “agent’s message” means a message transmitted by means of DTC to, and received by, the receiving agent and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the DTC participant tendering ADSs that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS letter of transmittal and that the purchaser may enforce such agreement against the participant.

The method of delivery of letters of transmittal, ADRs and any other required documents is at the sole option and risk of the tendering holders of ADSs. Letters of transmittal, ADRs and any other required documents will be deemed delivered only when actually received by the receiving agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the ADS Expiration Time.

No alternative, conditional or contingent tenders will be accepted. By executing the letter of transmittal, all tendering ADS holders waive any right to receive any notice of the acceptance of the common shares underlying their ADSs for purchase.

All properly completed and duly executed letters of transmittal, ADRs and any other required documents or, in the case of a book-entry transfer, all agent’s messages, delivered to the receiving agent by holders of ADSs will be deemed, without any further action by the receiving agent, to constitute acceptance by such holders of the tender offer with respect to the common shares represented by those ADSs, upon the terms set forth in this offer to purchase and the accompanying ADS letter of transmittal.

After purchase by the Offeror of the common shares underlying the ADSs tendered through the receiving agent and receipt by the receiving agent of payment of the consideration for those common shares, the receiving agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on the spot market exchange rate on the date the receiving agent is notified that its Brokerage Firm has received payment in Brazilian Reais, net of expenses for converting Brazilian Reais to U.S. dollars) of R$[●] per common share (for reference, equivalent to approximately U.S.$ [●] per ADS based on the PTAX exchange rate of U.S.$1.00 = R$[●] on [●], 2017)[, adjusted by the Selic Rate (for reference, approximately [●]% on [●], 2017), calculated pro rata from [●] to [●], and subject to the other price adjustments provided for in Section 2 above] minus (1) a fee of up to [U.S.$5.00] per 100 ADSs or portion thereof for the cancellation of the ADSs representing common shares purchased in the tender offer, (2) the combined fee of [0.035]% of the purchase price payable to the BM&FBOVESPA and the Central Depositary BM&FBOVESPA(3) the holder’s pro rata portion of the fee or commission charged by the receiving agent’s Brokerage Firm to tender common shares underlying ADSs on behalf of ADS holders participating in the tender offer; and (4) applicable withholding taxes. The ADS cancellation fee is payable to Citibank, N.A., as depositary under the deposit agreement governing the Company’s ADS program. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing common shares purchased in the tender offer. ADS holders will receive the consideration for the ADSs representing common shares accepted for purchase in the tender offer in cash by check or, in the case of ADSs held through DTC, by means of delivery of funds to the account maintained at DTC by the tendering participant. Under no circumstances will interest be paid on such consideration for the ADSs regardless of any delay in making payment to holders of ADSs.

If the common shares underlying a holder’s ADSs are not accepted for purchase for any reason or a tender is withdrawn, those ADSs will be returned as promptly as practicable after the expiration of the Offer or the proper withdrawal of the common shares underlying the ADSs, as applicable, or, in the case of ADSs transferred through DTC, the unpurchased ADSs will be credited as promptly as practicable to the account at DTC from which they were transferred.

A tender of common shares underlying ADSs through the receiving agent can be made only by the holder of record of the ADSs or a securities intermediary holding ADSs through DTC. Any beneficial owner of ADSs that wishes to participate in the tender offer must instruct the broker or other securities intermediary through which those ADSs are held to tender the ADSs by completing, executing, detaching and returning to that broker or other securities intermediary the accompanying instruction form. If a beneficial owner authorizes the tender of the common shares underlying its ADSs, all the common shares underlying the ADSs will be tendered unless otherwise specified in the instruction form. The instruction form must be forwarded to that broker or other securities intermediary in ample time to permit that securities intermediary to tender the common shares underlying the ADSs through the receiving agent on the beneficial owner’s behalf before the ADS Expiration Time.

3.12.2.

Direct Participation in the Tender Offer: As an alternative to tendering common shares underlying ADSs through the receiving agent, an ADS holder may also surrender its ADSs, withdraw the common shares underlying the ADSs from the ADS program and participate directly in the Offer as a holder of common shares. If a holder of ADSs wishes to participate directly in the Offer in this manner, that ADS holder must first: (1) surrender to Citibank, N.A., as ADS depositary, at 388 Greenwich Street, New York, New York 10013, U.S.A., the ADSs that represent common shares that it wishes to tender; (2) pay a fee to the ADS depositary in the amount of up to [U.S.$5.00] per 100 ADSs or portion thereof surrendered; and (3) pay any taxes or governmental charges payable in connection with its withdrawal of the common shares from the ADS program.

[If an ADS holder surrenders ADSs and receives the common shares underlying the ADSs, the common shares so received will need to be registered at the Central Depositary BM&FBOVESPA and the holder will need to obtain its own foreign investor registration under Resolution 4,373. After the holder appoints a Brazilian representative for purposes of Resolution 4,373, the holder must make arrangements for that representative to tender the common shares on its behalf in the same manner as any other direct holder of common shares registered at BM&FBOVESPA’s Chamber of Compensation and Settlement of BM&FBOVESPA.] The holder will need to take these steps in sufficient time to allow its Brazilian representative to participate timely in the Offer on its behalf in the manner described in this Notice.

Tendering the common shares underlying the ADSs and participating directly in the tender offer enables holders to withdraw from the tender offer until the beginning of the Auction. However, withdrawal of the common shares underlying the ADSs from the ADS program requires payment of the ADS cancellation fee described above. In addition, upon the redeposit of common shares into the Company’s ADS program, an additional fee of up to [U.S.$5.00] per 100 ADSs or portion thereof will be payable to the depositary.

4.	AUCTION AND OFFER SETTLEMENT

4.1.	Date and Place of the Auction: The Auction at BM&FBOVESPA will occur on [•], 2017 (“Auction Date”), at [4:00 p.m.] (Brasília time), at the electronic trading system of BM&FBOVESPA (Bovespa segment).

4.1.1.

Rules of the BM&FBOVESPA: The Auction will comply with the rules of BM&FBOVESPA and holders of Shares Subject to the Offer that wish to accept the Offer and sell their Shares on the Auction must meet the requirements for trading shares contained in the rules of BM&FBOVESPA.BM&FBOVESPA will disclose, before the beginning of the Auction, the total number of shares held by the shareholders that consented with the Class Conversion. Updates and results of the Auction may be obtained through the dissemination mechanisms of BM&FBOVESPA (market-data), under the code “[CPFE3L]”.

4.2.

Interference in the Auction and Competing Offer: Interference by third parties willing to acquire the total number of Shares Subject to the Offer will be permitted, as long as the first interference is launched with a price at least five percent (5%) higher than the one to be paid for each Share Subject to the Offer and as long as the third party interested in interfering discloses its intention to the market ten (10) days prior to the interference, in accordance with article 12, §4th, of CVM Instruction 361. Any party interested in competing under a competing public tender offer must comply with the rules applicable to competing offers, as provided for in CVM Instruction 361. Once the competing offer is launched, or the intent to interfere in the Auction is disclosed, the Offeror and/or the interested third party may increase the price of their respective offers in any amount and as many times as they deem convenient under the terms of this item 4.2, including during the Auction itself according to articles 5, 12 and 13 of CVM Instruction 361.

4.3.

Brokerage Firms Procedures: By [1:00 p.m.] on the Auction Date, the Brokerage Firms representing the Qualified Shareholders must register the sale orders in the electronic trading system of BM&FBOVESPA (Bovespa segment) and transfer such Shares Subject to the Offer to the portfolio [•], maintained with the Central Depository of BM&FBOVESPA. In case the Shares Subject to the Offer are not deposited in the account mentioned above, the sales orders will be cancelled by BM&FBOVESPA prior to the beginning of the Auction.

4.3.1

Brokerage Firms shall register sale orders directly in the electronic trading system of BM&FBOVESPA (Bovespa segment), including in such system the number of Shares Subject to the Offer held by the Qualified Shareholders in the same manner in which they were allocated by each Qualified Shareholder, using the code [CPFE3L] for the Offer. The Qualified Shareholders may register sale orders with more than one Brokerage Firm.

4.4.

Confirmation of the Offer: Until [01:00 p.m.] (Brasília time) on the Auction Date, the Brokerage Firms representing the Qualified Shareholders may register, cancel or reduce the offers registered through the Electronic Trading System of the BOVESPA. After [01:00 p.m.] (Brasília time) on the Auction Date and up to the commencement of the Auction only the cancellation or reduction of the orders will be permitted. Once the Auction has started, all sale orders that have not been cancelled or reduced will be deemed irrevocable and irreversible, being the Qualified Investors allowed solely to reduce their asking price.

4.5.

Financial Settlement of the Offer: The financial settlement of the Offer will be made in cash, three (3) business days after the Auction Date (the third business day after the Auction Date shall be referred to as “Settlement Date”), that is, [•] [•], 2017, through the payment of the Purchase Price, adjusted in accordance with Section 2 above, in consideration for the transfer of the Shares Subject to the Offer to the Offeror, considering that, in any case, any and all Shares Subject to the Offer tendered in the Offer will remain blocked in the Central Depository of BM&FBOVESPA for the purposes of this Offer until the conclusion of the settlement.

4.6.

Authorization for Custodian Agent: The Qualified Shareholder that accepts the Offer will be the sole responsible for taking reasonable measures to ensure that his/her/its custodian agent at Central Depository of BM&FBOVESPA authorizes the transfer of Shares to the settlement of the Offer by the 2nd (second) day after the Auction Date. The failure, by the custodian agent, to authorize the delivery of Shares to BM&FBOVESPA within such period will prevent the settlement of the transfer of the Shares sold by such Qualified Shareholder, and any costs or liens resulting from such failure shall be fully borne by such Qualified Shareholder.

4.7.

Form of Settlement: The financial settlement of the Offer will be conducted in accordance with the rules established by BM&FBOVESPA, specially the rules set forth in Chapter VII – Gross Settlement, of the BOVESPA Segment Compensation, Settlement and Risk Management Operational Regulation (Regulamento de Operações da Câmara de Compensação, Liquidação e Gerenciamento de Riscos de Operações no Segmento Bovespa) and of the Central Depositary BM&FBOVESPA. The Central Depository of Assets (Câmara de Ações) will not act as the central counterparty guarantor of the Auction, acting only as facilitator of the settlement of the Auction within the Offer, including the receipt of the Shares Subject to the Offer held by the Qualified Shareholders.

4.8.

Costs, Brokerage Commission and Fees: The costs, fees and emoluments of BM&FBOVESPA and clearing fees of the Central Depository of BM&FBOVESPA regarding the acquisition of the Shares Subject to the Offer will be paid by the Offeror, and those applicable to the sale of the Shares Subject to the Offer will be borne by the respective seller Qualified Shareholders. The expenses for holding the Auction, such as emoluments and other fees established by BM&FBOVESPA and/or by the Central Depository of BM&FBOVESPA, will comply with the current pricing tables and the remaining legal provisions in effect on the Auction Date.

4.9.

Guarantee of Financial Settlement of the Offer: Pursuant to the terms of the [Private Agreement for the Rendering of Intermediation and Brokerage Services Agreement in Relation to the Public Offering for the Acquisition of Common Shares issued by CPFL Energia S.A.], entered into by and among the Offeror and the Intermediary Institutions, [having Santander Corretora de Câmbio e Valores Mobiliários S.A.] as intervening party (“Intermediation Agreement”), Santander, directly or by means of any of its affiliates, as leading intermediary institution, individually and not jointly or severally with BofA Merril Lynch, shall guarantee the financial settlement of the Offer and of the acquisitions to be made by the Offeror as per item 4.10 below, pursuant to article 7, §4th, of CVM Instruction 361.

4.9.1.

Change in the Purchase Price: Subject to the provisions of item 1.13 of this Notice, in case the Offeror decides, on the Auction Date, to increase the Purchase Price, Santander undertakes to guarantee the financial settlement of the Offer by the new Purchase Price stipulated by the Offeror, notwithstanding the guarantee of financial settlement mechanisms and observing the procedures set forth in the Intermediation Agreement.

4.10.

End of Trading and Sale in the three (3) Months following the Auction: Pursuant to article 10, §2nd, of CVM Instruction 361, if, the 2/3 Acceptance Quorum for the Class Conversion is achieved in the Auction, during the three (3) months following the Auction, that is, [•] [•], 2017 until [•] [•], 2017, any Shareholder that wishes to sell his/her/its Shares Subject to the Offer to the Offeror, may present a request to the Custodian Agent for such purposes. The payment of the purchase price for such acquisition will not be made through BM&FBOVESPA. The Offeror shall pay to the Shareholders intending to sell their Shares Subject to the Offer the Purchase Price, in Brazilian currency, adjusted in accordance with the variation of the Selic Rate from the Settlement Date to the date of the effective payment, which shall occur within fifteen (15) days as from the request presented by the holder to sell his/hers/its Shares Subject to the Offer. The rights of the Shareholders established in this item 4.10 does not impair or in any other way supersede the right of the Company to redeem the Shares Subject to the Offer in the case mentioned in item 6.3 below and in accordance with article 4, §5, of Law 6,404 and with articles 20, III and 25-A of CVM Instruction 361.

4.10.1.	Should the Selic Rate cease to exist or fail to be published for more than 30 calendar days, the Offeror will apply the index that comes to replace it. If there is no such replacement by another index, the average Selic Rate for the last twelve (12) months shall apply.

5.	APPRAISAL REPORT

5.1.

Independent Appraisal: The Appraiser prepared the Appraisal Report of the Company’s shares, dated [•] [•], 2017, in compliance with Annex III of the CVM Instruction 361. Pursuant to item 10.1 of the Novo Mercado Rules, the Appraiser was appointed at the Extraordinary Shareholder’s Meeting held on [•] [•], 2017, from a triple list of specialized institutions or companies submitted by the Board of Directors in a meeting held on [•] [•], 2017. The resolution was passed by [the majority] of the votes of the present shareholders representing the Outstanding Shares, not computing blank votes. The table below shows the methodology used on the Appraisal Report and the respective prices per share issued by the Company.

Summary of the Presented Value (Criteria)	Price per Share
Economic Value calculated by the methodology of discounted cash flow	R$[●] ([●])
Average weighted price by traded volume of the Company’s common shares at BM&FBOVESPA in the twelve (12) months immediately preceding the issuance of the Appraisal Report (on [●], 2007)	R$[●] ([●])
Equity Value per share on December 31, 2016.	R$[●] ([●])

* (Source: Appraiser)

5.1.1.

Adequate Methodology: For purposes of valuation, the Appraiser understood that the [methodology of discounted cash flow] is the most appropriate methodology to determine the fair price of the Company’ Shares, as described in detail in the Appraisal Report.

5.2.

Assumptions and information used for the Appraisal: The financial and economic appraisal for the Appraisal Report considered, among others: (a) information furnished by the Company, as described on the Appraisal Report; and (b) public market and industry information and of comparable companies.

5.3.

Availability of the Appraisal Report: The Appraisal Report mentioned in item 5.1 above, containing all information and assumptions used for its preparation is available for analysis by interested parties at the headquarters of the Offeror, the Company, the Intermediary Institutions, BM&FBOVESPA and CVM, as well as on the websites of the Company and the Intermediary Institutions, at the addresses listed on Section 9.1 of this Notice.

5.4.

Representations of the Appraiser: The Appraiser represents in the Appraisal Report that [(a) the Appraiser, directly or through controlling or controlled entity, as well as the professionals, agents and employees involved in the preparation of the Appraisal Report do not hold, on the date of the Appraisal Report, securities issued by the Company or derivatives referenced in such assets, as well as do not manage, discretionarily, securities issued by the Company or derivatives referenced in such assets; (b) has no commercial or credit information of any kind that may impair the Appraisal Report; (c) understands that the management information provided by the Company is consistent and based on the warranties given by the Company that (c.i) such information was true, complete and accurate, and to the best of the Company’s knowledge, adequately reproduced its financial and economic conditions and perspectives on such date; (c.ii) all information and documents necessary for the Appraisal Report were provided by the Company to the Appraiser without the omission of any fact or information that may cause such information to become inaccurate, untrue or that could affect the appraisal process of the Appraiser or the conclusions contained in the Appraisal Report; (c.iii) there were no economic, financial or market events, or other relevant events or developments subsequent to the date of disclosure of the information by the Company to the Appraiser that could have altered or affected the validity or reliability of such information; and (c.iv) all information, including, but not limited to, projections, estimates, assumptions, investments, fees and return rates provided to the Appraiser were reasonably prepared in good faith, reflecting the Company’s best estimates and evaluations; (d) there is no conflict of interest with the Company, the Offeror, its controlling shareholders and its management, that can affect the independency required for the preparation of the Appraisal Report; (e) the total cost of elaboration of the Appraisal Report was a net fixed amount of R$[•] ([•]) with no variable compensation. The total cost of elaboration was entirely borne by the Offeror; and (f) it has not received any remuneration from the Company or the Offeror (except for the one indicated on item “(e)” above) in the last twelve (12) months up to [Date of the request for CVM’s registry].

5.4.1.

Independent Valuation: Notwithstanding the existence of the Appraisal Report, each holder of Shares Subject to the Offer must make an independent evaluation of the information contained in the Appraisal Report and this Notice and decide, according to its own evaluation, on the convenience and interest in selling its respective Shares Subject to the Offer under the terms of this Offer.

5.5.

End of the Period for Requesting new Appraisal: The period for holders of Outstanding Shares to ask Company’s management to call a special Shareholder’s Meeting to deliberate on the commissioning of a new Appraisal Report, pursuant to article 4-A of Law 6,404, started on [•] [•], 2017, in accordance with material fact disclosed by the Company on [•] [•], 2017, and ended on [•] [•], 2017, without the Company having received any request therefor.

6.	CLASS CONVERSION AND NOVO MERCADO DELISTING

6.1

Class Conversion: Within four (4) business days from the Auction, BM&FBOVESPA will forward to CVM the Auction results, in accordance with article 12, §3rd of CVM Instruction 361. In case the 2/3 Acceptance Quorum is reached, and subject to the remaining conditions of this Offer, CVM will have fifteen (15) business days from the receipt of the Auction results to verify if the requirements established by article 48, II, of CVM Instruction 480 have been complied with. At the end of such period, CVM shall make a determination with regards to the approval of the Class Conversion. During such period, the shares issued by the Company will be traded on the traditional segment of BM&FBOVESPA, pursuant to item 6.2 below.

6.2

Novo Mercado Delisting: Regardless of the number of Shares Subject to the Offer that are ultimately acquired by the Offeror through the Offer, and even if the requirement for the Class Conversion, as established in item 6.1 above, is not met, the shares issued by the Company will no longer be listed in the Novo Mercado on the following day of the conclusion of the Auction, and will be listed in the traditional segment of BM&FBOVESPA: (a) if 2/3 Acceptance Quorum is not reached, as from the following day of the conclusion of the Auction; or (b) if the 2/3 Acceptance Quorum is reached, from the following day of the conclusion of the Auction to the day in which the CVM approves the Class Conversion, as per item 6.1 above.

6.3

Squeeze Out: Following the completion of Offer and with the confirmation that all conditions to the Class Conversion were met, the Offeror, in accordance to article 4, §5th, of Law 6,404, intends to cause the Company to call an extraordinary shareholders meeting of the Company in order to approve the redemption of the Outstanding Shares, in case they represent less than 5% (five percent) of the total number of issued shares. The price of such redemption shall correspond to the final price paid on the Settlement Date, adjusted by the Selic Rate, calculated on a pro rata temporis basis, from the Settlement Date to the date of effective payment of the redemption price, which shall occur in up to fifteen (15) days following the extraordinary shareholders meeting which approves such redemption.

6.3.1	Disclosure of Information about the Redemption: All information regarding the redemption of shares will be disclosed by the Company at the relevant time by means of a material fact.

6.3.2

Selic Rate Extinction or non disclosure. In the event of extinction or non-disclosure of the Selic Rate for more than thirty (30) days, the replacement index will be applied. In the absence of such index, the average Selic Rate of the twelve (12) previous months will be applied.

6.4

Shareholders without up to date information: Payments due to holders of the redeemed Shares whose registration information is not up to date with the Central Depository of BM&FBOVESPA, will be deposited by the Offeror at a financial institution with branches authorized to make payments in all capital cities of Brazil. Other information regarding the financial institution where such funds will be deposited, the addresses for shareholder service centers and the documents necessary for shareholders to claim such deposited funds will be timely disclosed to the market by means of a material fact.

6.5	Redemption Settlement: The financial settlement of the payments due under the terms of this item will not be guaranteed by the Intermediary Institutions.

7.	INFORMATION ON THE COMPANY

7.1

Headquarters: CPFL is a public corporation with headquarters in the City of São Paulo, State of São Paulo, at Rua Gomes de Carvalho, nº 1.510, 14th floor, conj. 142, enrolled with the CNPJ/MF under No. 02.429.144/0001-93, with its corporate acts registered with the São Paulo Board of Trade under NIRE nº 35.300.186.133.

7.2.

Corporate Purpose: CPFL’s corporate purpose mainly consists of the following activities: (i) fostering and operating of enterprises in the electricity generation, distribution, transmission and sale industry and related activities in Brazil; (ii) providing services related to electricity, telecommunications and data transmission transactions, as well as render technical, operating, administrative and financial support services, especially to affiliated or subsidiary companies; and (iii) holding interest in the capital of other companies, or in associations, engaged in activities similar to the ones performed by the Company, especially companies having the purpose of fostering, building, setting up and developing projects for the generation, distribution, transmission and sale of electricity and related services.

7.3.          Company’s History and Development of Activities: According to the Company’s Formulário de Referência made available at CVM’s website on [•] [•], 2017 (version [•]), CPFL was incorporated on March 20, 1998 as Draft II Participações S.A. having its name changed to CPFL Energia S.A. on June 28, 2002. On August 2002, by means of a corporate restructure in which the controlling shareholders of Companhia Paulista de Força e Luz (“CPFL Paulista”) and of CPFL Geração de Energia SA (“CPFL Geração”) transferred their direct equity interest to CPFL, which, with the purpose of consolidating the generation and distribution assets of its economic group, was transformed into a holding company. CPFL went public on September 2004, by means of a public offering of newly issued shares and the sale of shares of the controlling shareholders. Simultaneously, CPFL made an international public offering of shares, in the form of ADSs, listed on the New York Stock Exchange. Since its incorporation, CPFL acquired and incorporated more than 20 companies in the industry. In addition to the interest held in other companies of the same industry, CPFL, through its subsidiaries, distributes, sells, generates and render services in the electric industry in its concession areas.

7.4.

Capital Stock: According to the Company’s Formulário de Referência made available at CVM’s website on [•] [•], 2017 (version [•]), CPFL’s subscribed and paid-up capital stock was [R$5,741,284,177.75], divided into [1,017,914,746] common, nominative, book-entry shares with no par value.

7.5.

Shareholding Composition: According to the Company’s Formulário de Referência made available at CVM’s website on [•] [•], 2017 (version [•]), CPFL’s shareholding composition and corporate capital distribution are the following:

	No. of Common Shares	%
State Grid Brazil Power Participações Ltda.	[556,164,817]*	[54.64]

BNDES Participações S.A.	[68,592,097]	[6.73]
Brumado Holdings Ltda.	[36,497,075]	[3.58]
Antares Holdings Ltda.	[16,967,165]	[1.66]
Caixa de Previdência dos Funcionários do Banco do Brasil - PREVI	[98,589,229]	[9.68]
Management	[-]	[-]
Others	[241,104,363]	[23.68]
Treasury Shares	-	-
TOTAL	1,017,914,746	100

* Includes the 234,086,204 shares owned directly by ESC, a wholly-owned direct subsidiary of State Grid Brazil Power Participações Ltda.

7.6.	Selected Financial Data of CPFL:

R$ in thousands, except if otherwise indicated	December 31, 2014	December 31, 2015	3rd quarter, 2016
Paid-in Capital Stock	4,793,424	5,348,312	5,741,284

Net Equity	9,397,328	10,130,138	10,453,670

Net Revenue	17,305,942	20,205,869	4,737,375

Net Revenue without Construction Revenue	16,360,945	19,159,200	4,412,275

EBITDA	3,760,903	3,748,877	1,074,917

Operating Income (Loss) before Finance Income (Loss)	2,540,073	2,252,090	689,379

Income (Loss) before Income Tax and Social Contribution	1,510,304	1,454,454	386,752

Net Profit (Loss)	886,443	875,277	269,272

Total Liabilities + Net Equity	35,144,436	40,532,471	37,552,701

Current Liabilities	7,417,104	9,524,873	7,157,697

Noncurrent Liabilities	18,330,004	20,877,460	19,941,335

Treasury Shares	0	0	0

Per Share Income (Loss)	0.92	0.88	0.26

Per Share Equity Value	9.77	10.20	10.27

Total Liabilities / Net Equity (%)	273.98	300.12	259.23

Net Profit (Loss) / Net Equity (%)	9.43	8.64	2.58

Net Profit (Loss) / Net Revenue (%)	5.12	4.33	5.68

Net Profit (Loss) / Paid-in Capital (%)	18.49	16.37	4.69

Source: Public Financial Statements submitted to CVM and BM&FBOVESPA

7.7.	Historic Information on Trading of Shares:

Month	Number of Shares Negotiated (MM)	Volume (R$ MM)	Minimum Price (R$ per share)	Maximum Price (R$ per share)	Average Price (R$ per share)	Closing Price	Average Market Price (R$ MM)
August 2016	29.0	663.8	22.21	23.15	22.73	23.05	23,333
September 2016	36.4	876.8	23.35	24.11	23.84	23.98	24,481
October 2016	32.1	776.0	23.91	24.18	24.02	24.01	24,661
November 2016	53.4	1,281.5	23.40	24.45	23.94	24.45	24,583
December 2016	37.4	926.6	24.08	24.99	24.66	24.99	25,318
January 2017	26.5	669.7	24.99	25.39	25.18	25.33	25,727
February 2017	[•]	[•]	[•]	[•]	[•]	[•]	[•]
March 2017	[•]	[•]	[•]	[•]	[•]	[•]	[•]
April 2017	[•]	[•]	[•]	[•]	[•]	[•]	[•]
May 2017	[•]	[•]	[•]	[•]	[•]	[•]	[•]
June 2017	[•]	[•]	[•]	[•]	[•]	[•]	[•]
July 2017	[•]	[•]	[•]	[•]	[•]	[•]	[•]

Source: BM&FBOVESPA.

7.7.1

According to the values presented on the table above, the average weighted price (average monthly price weighted by the respective monthly trading volume) of the common Shares of CPFL on BM&FBOVESPA over the past twelve (12) months was R$[•] per Share.

7.8.

Historic Information on Dividends: According to the Company’s Formulário de Referência made available at CVM’s website on [•] [•], 2017 (version [•]), for the three (3) fiscal years ended December 31, 2015, 2014 and 2013, respectively, the Company distributed dividends to its shareholders [that were higher than] the minimum mandatory dividend established in the Company’s bylaws (twenty five percent (25%) of the Company’s adjusted net income), as described in the tables below.

7.8.1.	Dividend payments to shareholders in Brazil*

Reference Date – Brazil	Payment Date – Brazil	Price per Share (R$)	Type of Proceeds
01/05/2017	01/20/2017	0.217876793	Dividend
04/29/2016	07/01/2016	0.206868475	Dividend
09/04/2014	10/01/2014	0.438746730	Dividend
04/29/2014	05/08/2014	0.590062200	Dividend
08/22/2013	10/01/2013	0.377282126	Dividend
04/19/2013	04/30/2013	0.473778718	Dividend

*After stock splits/reverse stock splits

  7.8.2. Dividend payments to ADR holders, in United States of America*

Reference Date – U.S.	Payment Date – U.S.	Price per ADR (US$)	Type of Proceeds
01/05/2017	01/27/2017	0.116322	Dividend
04/29/2016	08/07/2016	0.108131	Dividend
09/09/2014	10/01/2014	0.3434	Dividend
05/02/2014	05/16/2014	0.5232	Dividend
08/27/2013	10/08/2013	0.3301	Dividend
04/24/2013	05/07/2013	0.4621	Dividend

* After stock splits/reverse stock splits

7.9.

Rights of Shares: The Company’s Shares grant to their holders the same rights, advantages and restrictions granted to holders of common shares issued by the Company, pursuant to the Company’s bylaws, Law 6,404 and the Novo Mercado Rules, which include the following: (i) each Share entitles its holder one vote in the resolutions of the Shareholders’ Meetings; (ii) the Shares will be entitled to the mandatory minimum dividend, in each fiscal year, equivalent to 25% of the net income, adjusted pursuant to article 202 of Law 6,404; (iii) in the event of liquidation of the Company, the right to receive payments related to the remaining capital stock, in proportion to its interest in the Company; (iv) inspection of the Company’s management, in accordance with the terms set forth by Law 6,404; (v) preemptive rights in the subscription of new shares, as provided by Law 6,404; (vi) the right to dispose of the common shares in the event of the sale of control of the Company, directly or indirectly, either through a single operation or through successive operations, observing the conditions and terms established in current legislation and in the Novo Mercado Rules, in order to ensure equal treatment in comparison to the controlling shareholder (tag along), pursuant to article 34 of the Company’s bylaws; and (vii) the right to dispose of the common shares in a public tender offer to be made by the controlling shareholder, in case of cancellation of the publicly-held company registry or delisting of the shares in the Novo Mercado, for its economic value, by means of an appraisal report prepared by a specialized company with proven experience and independent from the Company, its management and its controlling shareholder, as well as their power of decision, pursuant to articles 38 and 40 of the Company’s bylaws.

7.10.

Publicly Held Company Registration: The registration of the Company as issuer of securities under class “A” was granted by CVM on May 18, 2000, under No. 18660, and is updated as of the present date, according to article 21 of Law 6.385.

7.11.

Execution of Agreements: the Offeror or its related parties have not entered into any agreements, pre-agreements, options, letters of intent or any other kind of similar agreement, in the last six months, with the Company, its managers or shareholders holding more than 5% of the Shares Subject to the Offer or with any other related parties to such parties.

8.	REPRESENTATIONS AND INFORMATION OF THE OFFEROR AND THE INTERMEDIARY INSTITUTIONS

8.1.	Offeror’s Representations: The Offeror hereby represents that: [Note: representations to be confirmed by the Offeror upon publication]

8.1.1.

except for the Transaction, it has not acquired shares issued by the Company in the six (6) months preceding the Company’s transfer of control, according to the provisions of article 35, item (ii) of the Company’s by-laws.

8.1.2.

it is not aware of any facts or circumstances not revealed to the public that might have a material influence on the Company’s results or market quotation and prices of the shares issued by the Company.

8.1.3.

on the date of this Notice, it owns, directly and indirectly through ESC, [•] common shares issued by the Company, and neither the Offeror nor its related parties own any other securities issued by the Company.

8.1.4.

except for the Transaction, the Offeror and its related parties are not parties to or beneficiaries of, on the date of publication of this Notice, any agreements, pre-agreements, options, letters of intent or any other legal acts providing for the purchase or sale of securities issued by the Company.

8.1.5.	the Offeror and its related parties are not parties, on the date of publication of this Notice, to any loan transaction, as borrowers or creditors, related to the securities issued by the Company.

8.1.6.	the Offeror and its related parties are not exposed, on the date of publication of this Notice, to any derivatives referenced in the securities issued by the Company.

8.1.7.

it undertakes to pay to the Qualified Shareholders that accept the Offer, the positive difference, if any, between the price per share received by them for the sale of their Shares Subject to the Offer, adjusted by the Selic rate, calculated on a pro rata temporis basis, since the Settlement Date, and adjusted by changes in the number of shares due to any share dividends, stock splits, reverse stock splits and conversions that may have occurred, and:

8.1.7.1.    The price per Share that would be owed or that becomes owed to Shareholders that accepted the Offer if, within one (1) year as of the Auction Date, an event occurs that would impose or that imposes the performance of a mandatory public tender offer, such as those listed in items I to III of article 2 of CVM Instruction 361, as set forth in article 10, I, “a” of CVM Instruction 361; and

8.1.7.2.    The amount that would be owed to the Shareholders that accepted the offer if they were still shareholders of the Company and dissented with a resolution of the Company’s shareholders’ meeting that approves any corporate event entailing the exercise of withdrawal rights, if such an event occurs within one (1) year as of the Auction Date.

8.1.8.

on the date of this Notice, the Offeror does not foresee the occurrence of any event that may impose a new mandatory public tender offer for the acquisition of Shares issued by the Company or that would give effect to the withdrawal rights within one (1) year from the Auction Date.

8.1.9.

the Offeror is liable for the veracity, quality and sufficiency of the information provided by the Offeror to the CVM and to the market, as well as for any potential losses incurred by the Company, by its shareholders and any third party, for negligence and willful misconduct, arising from fraud, inaccuracy or omission related to such information, according to article 7, §1st, of the CVM Instruction 361.

8.1.10.

except for the Transaction, there was no private negotiation of Shares between the Offeror, or any related party, and third parties on the twelve (12) months prior to the date of publication of this Notice.

8.2.	Intermediary Institutions’ Representations: Each of the Intermediary Institution, individually and without solidarity, hereby represents that: [Note: to be confirmed on the publication date]

8.2.1.

it is not aware of any material facts or circumstances not revealed to the public that might have a material influence on the Company’s results or market quotation and prices of the shares issued by the Company;

8.2.2.	[certain investment vehicle(s) to which the main shareholders/quotaholders were the Intermediary Institution and/or its affiliates had, on [•], 2017, (a) [•]

([•]) shares issued by the Company, (b) [•] ([•]) shares issued by the Company taken as loan and (c) [•] ([•]) shares issued by the Company given as loan. Except for the above, on [•], 2017,] each of the Intermediary Institutions, their respective controlling shareholders and related parties, on the date of publication of this Notice, (i) did not own any securities issued by the Company, (ii) did not own any securities issued by the Company granted or taken as loan, (iii) did not own any derivatives referenced in securities issued by the Company, and (iv) were not party to or beneficiary of any agreements, pre-agreements, options, letters of intent or any legal acts providing for the acquisition or sale of securities issued by the Company; and [Note: Item to be filled only upon the publication of the Notice.]

8.2.3.

has taken all the necessary precautions and acted with high standards of diligence to assure that the information provided by the Offeror is true, consistent, correct and sufficient, being responsible for the omission in its duty, and verifying the sufficiency and quality of the information provided to the market during the whole procedure of the Offer, necessary for the Company’s shareholders reaching a decision, including periodic and eventual information due by the Company, and the ones provided in this Notice and on the Appraisal Report, pursuant to article 7, §2nd, of the CVM Instruction 361.

8.3.	Relationship between the Offeror and the Intermediary Institutions: [Note: to be confirmed on the publication date]

8.3.1.

Banco Santander (Brasil) S.A.: Except for the relationship resulting from the Offer, the Intermediation Agreement and other documents related to the Offer, Santander has entered into, with State Grid, its affiliated or subsidiary companies, financial and credit operations regarding general commercial and financial banking activities. From time to time, Santander and/or other companies from its economic group will render services to the Offeror and its subsidiary and/or companies belonging to its economic group, including consultation services on financial operations related to (i) acquisitions, (ii) capital markets, and (iii) debt and financing, by which Santander and/or companies from its economic group were or will be paid. There is no conflict of interest between the Offeror, the State Grid Group and Santander that may limit Santander’s necessary autonomy in the exercise of its role as an Intermediary Institution of the Offer.

8.3.2.

Bank of America Merrill Lynch Banco Múltiplo S.A.: [As of the date of this Notice, in addition to the relationship in connection with the Offer, the Offeror does not maintain a relevant business relationship with BofA Merrill Lynch and/or companies of its economic group. The Offeror may contract BofA Merrill Lynch and/or its economic group companies in the future for rendering general financial banking services, including, but not limited to, financial advisory for mergers and acquisitions, coordination of local and foreign capital markets transactions, credit operations, intermediation and negotiation of securities, market maker services, execution of derivatives agreement or any other financial services necessary to the conduct of its business. The Offeror represents that there is no conflict of interest with BofA Merril Lynch acting as intermediary institution of the Offer.]

8.3.3.

The Offeror may, in the future, engage the Intermediary Institutions or companies of their economic group for the implementation of usual financial transactions, including, among others, investments, securities issuances, investment banking services, market maker, credit, financial advice or any other financial transaction necessary to its activities. [There is no conflict of interest between the Offeror, the Company and the Intermediary Institutions that may limit the necessary autonomy of the Intermediary Institutions in the exercise of their roles under the Offer.]

8.4.	Information on the Offeror:

8.4.1.

Headquarters: The Offeror is a limited liability company incorporated and validly existing under the laws of Brazil, with headquarters in the City of São Paulo, State of São Paulo, at Avenida Paulista, nº 726, conj. 1207, room 04.

8.4.2.	Business Purpose: The Offeror’s business purpose is holding interest in the capital of other companies, local or foreign, as shareholder/quotaholder or in any other way.

8.4.3.

Historical Information of State Grid Brazil and Activity Development: State Grid Brazil was incorporated on August 22, 2016. State Grid Brazil is a subsidiary of State Grid, which is a subsidiary of State Grid Corporation of China (“SGCC”). SGCC is the second largest company in the world, according to Fortune magazine, and provides electricity to 88% of China. State Grid has been actively investing in the Brazilian electric market, having acquired a total of 14 transmission lines, that provide electricity to the following Brazilian States: São Paulo and Rio de Janeiro. Additionally, State Grid has been actively participating in concession bids, and has successfully won the concession agreement of Brazil’s Belo Monte Phase 1 and Phase 2 UHV hydroelectric transmission project. As of July 2016, State Grid is one of the leading power transmission companies in Brazil; State Grid operates nearly 10,000 kilometers of power transmission lines and has another round 6,000 kilometers power transmission lines under construction in Brazil.

9.	OTHER INFORMATION

9.1.

Access to the Offer Documents: This Notice, the Appraisal Report, the Manifestation Form and the list of all shareholders of the Company, containing their addresses and amount of shares, are available to anyone at the addresses listed below. According to Annex II, item “(o)” of the CVM Instruction 361, the list of all shareholders, as soon as it is provided by the Company, will only be available upon identification of the interested party and execution of a receipt.

CPFL Energia S.A.

Rua Gomes de Carvalho, nº 1.510, conj. 142

CEP 04547-005 – São Paulo, SP

Banco Santander (Brasil) S.A.

Avenida Presidente Juscelino Kubitschek, nº 2.041 and 2.235 (Bloco A), 24th floor

CEP 04543-011 – São Paulo, SP

At.: Mr. Cleomar Parisi Jr.

Bank of America Merrill Lynch Banco Múltiplo S.A.:

Avenida Brigadeiro Faria Lima, nº 3.400, 18th floor

CEP 04538-132 - São Paulo, SP,

At.: Mr. Bruno Saraiva

State Grid Brazil Power Participações Ltda.

Avenida Paulista, nº 726, conj. 1207, room 04

CEP 01310-910 – São Paulo, SP

At.: Mr. Shen Qinjing

State Grid International Development Limited.

No. 8 Xuanwumennei Street, Xicheng District

100031, Beijing, China

At.: Mr. Wang Xinglei

Comissão de Valores Mobiliários

Rua Cincinato Braga, nº 340, 2th floor / Rua Sete de Setembro, nº 111, 2th floor

CEP 01333-010 – São Paulo, SP / CEP 20159-900 – Rio de Janeiro, RJ

BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros

Praça Antonio Prado, nº 48, 2th floor

CEP 01010-901 – São Paulo, SP

9.1.1.

Electronic Access: In addition to the physical addresses mentioned in item 9.1 above, this Notice, the Appraisal Report and Manifestation Form shall also be available on the websites below. None of the websites referred to in this Notice is incorporated by reference into this Notice:

In Portuguese

●

http://cpfl.riweb.com.br/, in such page, click on “Informações aos Investidores”, then click on “Documentos entregues à CVM/SEC”, click on “Comunicados, fatos e avisos, formulários e outros”; and then click on “Oferta Pública” and, click on [Edital, Laudo de Avaliação or Formulário de Manifestação]

●

[https://www.santander.com.br/br/pessoa-juridica/corporate-finance/ofertas-em-andamento, in such website, (i) in order to access the Appraisal Report, click on “OPA [•]”, then click on “Laudo de Avaliação”; (ii) in order to access the Formo of Notice, click on “OPA [•]”, then click on [“Edital de Oferta Pública Obrigatória de Aquisição de Ações Ordinárias de Emissão da CPFL Energia S.A.]; e (iii) in order to access the Manifestation Form, click on “OPA [•]”, then click on [“Formulário de Manifestação CPFL Energia S.A.”]

●	[http://www.merrilllynch-brasil.com.br/, in such website, locate the link [“CPFL Energia”], in which the following documents will be available: Form of Notice, Appraisal Report and Manifestation Form]

●

[www.cvm.gov.br, in such page, click on “Participantes do Mercado”, then click on “Companhias Abertas”, click on “ITR, DFP, IAN, IPE e outras Informações”, type “CPFL Energia S.A.”, then click on “CPFL Energia S.A.”, click on “OPA – Edital de Oferta Pública de Ações”, and then click on “Edital”, “Laudo de Avaliação” or “Formulário de Manifestação”]; and

●

[www.bmfbovespa.com.br, in such page, click on “empresas listadas”, type “CPFL Energia S.A.”, click on “CPFL Energia S.A.”, click on “Informações Relevantes”, then click on “OPA – Edital de Oferta Pública de Ações” e, finalmente, and then click on “Edital”, “Laudo de Avaliação” or “Formulário de Manifestação”].

In English (unofficial free translations only)

●

http://cpfl.riweb.com.br/, in such page, click on “Shareholder Information”, then click on “CVM/SEC Filings”, click on “Announcements, facts and notice, forms and others”; and then click on “Tender Offer” and, click on Form of Notice, Appraisal Report or Manifestation Form]

●	www.sec.gov

9.2.

Offeror’s Obligations: The Offeror’s obligations described in this Notice may be satisfied by another company belonging to its economic group with headquarters in Brazil or abroad. In any event, the Offeror will be liable for those obligations to the shareholders that accept the Offer.

9.3.	Legal Advisors:

Souza, Cescon, Barrieu & Flesch Advogados

Rua Funchal, nº 418, 11th floor / Praia de Botafogo, nº 228, 11th andar

CEP 04551-060 – São Paulo, SP / CEP 22250-040 – Rio de Janeiro, RJ

www.souzacescon.com.br

Veirano Advogados

Av. Presidente Wilson, nº 231, 23rd floor /Av. Brigadeiro Faria Lima, nº 3477, 16 th floor

CEP 20030-021 - Rio de Janeiro, RJ / CEP 04538-133 - São Paulo, SP

www.veirano.com.br

9.4.

Tax Impacts Connected to the Offer: The holders of Shares Subject to the Offer that wish to participate in the Offer must, before their decision to take part in the Offer, consult with their respective legal and tax advisors, for a better understanding about the legal and tax implications of such participation, being certain that the Offeror and the Intermediary Institution do not undertake any responsibility for the legal and tax implications due from such participation that may adversely affect the shareholders/investors.

9.4.1. Any and all levied taxes on the sale of Shares in the Offer shall be borne exclusively by the Qualified Shareholders tendering their Shares in the Offer and as a result of the Offer, including residents and non-residents in Brazil. The Offeror shall not be liable for any levied taxes on the sale of the Shares in the Offer or as a result of the Offer.

9.5.

Considerations about estimates and forward-looking statements: Certain statements contained herein may constitute estimates of future events. The use of any of the following expressions “believe”, “expects”, “may”, “intends”, “estimates” and similar expressions are intended to identify estimates. Nonetheless, forward-looking statements and estimates may not be identified by such expressions. Particularly, this Notice contains estimates and forward-looking statements related, but not limited to, the procedure to be followed for the completion of the Offer, the deadlines of several steps to be taken in relation to the Offer and the expected actions from the Offeror, the Company and from certain third parties, including brokerage firms, in the context of the Offer. Estimates and forward-looking statements are subject to risks and uncertainties, including, but not limited to, the risk that the parties to the Offer do not promote the necessary requirements for the completion of the Offer. Estimates and forward-looking statements are also based on assumptions that, to the extent considered reasonable by the Offeror, are subject to uncertainties related to business, material economic and competitive aspects. The assumptions of the Offeror contained herein, which may be proven to be incorrect, include, but are not limited to, assumptions that the laws and capital market regulations applicable to the Offer will not be changed prior to the completion of the Offer. Except to the extent required by law, the Offeror does not undertake any obligations to update the estimates and forward-looking statements contained herein.

São Paulo, [month] [day], 2017.

“THE APPROVAL OF THE REQUEST FOR REGISTRATION OF THIS OFFER DOES NOT IMPLY, ON THE PART OF COMISSÃO DE VALORES MOBILIÁRIOS – CVM, A GUARANTEE OF THE VERACITY OF THE FURNISHED INFORMATION, NOR ANY JUDGEMENT REGARDING THE QUALITY OF THE COMPANY OR THE PRICE OFFERED FOR THE SHARES SUBJECT TO THIS OFFER.”

READ THIS NOTICE AND THE APPRAISAL REPORT CAREFULLY BEFORE ACCEPTING THE OFFER

OFFEROR

STATE GRID BRAZIL POWER PARTICIPAÇÕES LTDA.

[Santander’s Logo]	[BofA Merrill Lynch’s Logo]

[ANBIMA’s stamp and text]